Exhibit 99.1
The J. M. Smucker Company Announces Fiscal 2020 Second Quarter Results
ORRVILLE, Ohio, November 22, 2019 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2019, of its 2020 fiscal year. Financial results reflect the divestiture of the Company's U.S. baking business on August 31, 2018. All comparisons are to the second quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY

•	Net sales decreased $63.7 million, or 3 percent. Net sales excluding the noncomparable divested business and foreign currency exchange decreased 1 percent.

•	Net income per diluted share was $1.85. Adjusted earnings per share was $2.26, an increase of 4 percent.

•	Cash from operations was $224.0 million, an increase of 10 percent. Free cash flow was $160.6 million in the quarter, compared to $125.1 million in the prior year.

•	The Company updated its full-year fiscal 2020 net sales, adjusted earnings per share, and free cash flow outlook.
CHIEF EXECUTIVE OFFICER REMARKS
“While our second quarter sales performance did not meet our expectations, we delivered EPS growth ahead of our projection, reflecting our commitment to maintain financial discipline and strengthen our bottom line," said Mark Smucker, President and Chief Executive Officer.

“Despite continuing softness for our premium dog food offerings, we were pleased with the performance for the balance of our portfolio, as the momentum for our cat food and pet snacks businesses continued with year over year sales increases, our high growth coffee brands improved household penetration and market share, and Smucker's® Uncrustables® grew 19 percent, helping accelerate growth in snacking. Looking ahead, the actions we are taking across the Company, including the recently announced leadership changes, position us well for future long-term growth and shareholder value creation.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended October 31,
	2019	2018	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,957.8	$2,021.5	(3%)

Operating income	$329.8	$330.5	—
Adjusted operating income	391.0	415.7	(6%)

Net income per common share – assuming dilution	$1.85	$1.66	11%
Adjusted earnings per share – assuming dilution	2.26	2.17	4%

Weighted-average shares outstanding – assuming dilution	114.1	113.7	—
Net Sales
Net sales decreased 3 percent, including the impact of $32.8 million of net sales in the prior year attributed to the divested U.S. baking business. Excluding the noncomparable baking results and $1.8 million of unfavorable foreign currency exchange, net sales decreased $29.1 million, or 1 percent. Net price realization reduced net sales by 1 percentage point, primarily driven by lower net pricing for coffee and peanut butter, partially offset by higher pricing for pet food and pet snacks. Volume/mix impact was neutral as decreases for dog food and shortening and oils were mostly offset by increases for coffee and Smucker's® Uncrustables®.
Operating Income
Gross profit decreased $17.3 million, or 2 percent, primarily driven by the impact of the U.S. baking business divestiture and the net impact of lower prices in excess of lower costs, partially offset by favorable volume/mix. Operating income was comparable to the prior year, as the impact of a $26.6 million pre-tax gain related to the sale of the U.S. baking business in the prior year and the decrease in gross profit were mostly offset by decreases in special project costs and selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit decreased $18.3 million, or 2 percent. Adjusted operating income decreased $24.7 million, or 6 percent, with the primary difference from generally accepted accounting principles ("GAAP") results being the exclusion of other special project costs, which decreased $22.1 million compared to the prior year.
Interest Expense, Other Income (Expense), and Income Taxes
Net interest expense decreased $4.5 million, reflecting the benefit of reduced debt due to net repayments of $566.9 million during the past twelve months.
Net other expense decreased by $5.9 million, primarily due to legal expenses incurred in the prior year.
The effective income tax rate was 24.3 percent compared to 30.0 percent in the prior year. The effective income tax rate in the prior year included increased income tax expense associated with the sale of the U.S. baking business.
Cash Flow and Debt
Cash provided by operating activities was $224.0 million, compared to $202.9 million in the prior year, primarily reflecting the increase in net income adjusted for noncash items, partially offset by an increase in cash required to fund working capital. Free cash flow was $160.6 million, compared to $125.1 million in the prior year, reflecting the increase in cash provided by operating activities and a $14.4 million reduction in capital expenditures. Net debt repayments in the quarter totaled $72.9 million.

FULL-YEAR OUTLOOK
The Company provided updated full-year fiscal 2020 guidance as summarized below:

	Current	Previous
Net sales increase (decrease) vs prior year	(3%)	(1%) - 0%
Adjusted earnings per share	$8.10 - $8.30	$8.35 - $8.55
Free cash flow (in millions)	$850	$875 - $925
Capital expenditures (in millions)	$300 - $320	$300 - $320
Effective tax rate	24.5%	24.5% - 25.0%
Net sales are expected to be down 3 percent compared to the prior year, which included the loss of $105.9 million of sales in the first 4 months of fiscal 2019 related to the divested U.S. baking business and $25.4 million of incremental noncomparable sales for Ainsworth Pet Nutrition, LLC ("Ainsworth"). On a comparable basis, net sales are expected to be down 2 percent. The revision versus previous guidance includes the impact of second quarter sales results and greater than anticipated softness in the back half of the fiscal year, primarily for certain brands within the U.S. Retail Pet Foods segment.
Adjusted earnings per share is expected to range from $8.10 to $8.30, based on 114.0 million shares outstanding. Earnings guidance reflects the reduced contribution from sales, gross profit margin of approximately 38.5 percent, and SD&A expenses declining approximately 2 percent compared to the prior year. Free cash flow is expected to be approximately $850 million.
SECOND QUARTER SEGMENT RESULTS
Dollar amounts in the segment tables below are reported in millions.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q2 Results	$709.9	$137.0	19.3%
Increase (decrease) vs prior year	(2%)	11%	230bps
Segment net sales decreased $18.2 million, reflecting a $19.5 million decline in private label sales due to both planned exits and softness at certain retailers. Volume/mix reduced net sales by 4 percentage points, primarily driven by declines for private label products and the Natural Balance® brand, partially offset by gains for the Milk-Bone® and Rachael Ray™ Nutrish® brands. Net price realization increased 1 percentage point reflecting list price increases taken during the second half of the prior fiscal year across most brands, partially offset by increased trade spend.
Segment profit increased $13.1 million, reflecting the increase in net pricing, synergy realization, and reduced marketing expense, partially offset by increased input costs and the decline from volume/mix.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q2 Results	$543.4	$182.5	33.6%
Increase (decrease) vs prior year	—	5%	160bps
Segment net sales decreased $1.5 million. Lower net price realization on the Folgers® and Dunkin' Donuts® brands reduced sales by 4 percentage points. The net pricing reflected promotional activity resulting from lower green coffee costs. Volume/mix increased sales by 4 percentage points, primarily due to growth of the Dunkin' Donuts® and Café Bustelo® brands.
Segment profit increased $8.2 million, primarily due to the favorable volume/mix.

U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q2 Results	$426.1	$91.4	21.5%
Increase (decrease) vs prior year	(8%)	(32%)	-760bps
Segment net sales decreased $35.8 million, reflecting $32.0 million of noncomparable net sales in the prior year related to the divested U.S. baking business. Excluding the noncomparable results, net sales decreased 1 percent. Lower net pricing reduced sales by 3 percentage points, attributable to the Jif® brand. Favorable volume/mix contributed 2 percentage points, primarily driven by the Smucker's® Uncrustables® and Jif® brands, partially offset by the Crisco® brand.
Segment profit decreased $42.9 million, primarily reflecting $35.4 million of noncomparable segment profit included in the prior year related to the divested U.S. baking business, including the $26.6 million pre-tax gain on sale. Excluding the impact of the divestiture, segment profit decreased 8 percent, reflecting the impact of net pricing and costs, partially offset by favorable volume/mix and reduced SD&A costs.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q2 Results	$278.4	$50.4	18.1%
Increase (decrease) vs prior year	(3%)	(11%)	-170bps
Segment net sales decreased $8.2 million, primarily reflecting a 2 percentage point decline from volume/mix resulting from increased shipments in the prior year related to the closing of facilities in Mexico and transition to a distributor export model. Net sales were also reduced due to $1.8 million of unfavorable foreign currency exchange and the impact of $0.8 million of noncomparable net sales in the prior year related to the divested U.S. baking business. Net price realization was neutral.
Segment profit decreased $6.3 million, primarily reflecting the impact of volume/mix and increased input costs, partially offset by lower SD&A costs.
Conference Call
The Company will conduct an earnings conference call and webcast today, November 22, 2019, beginning at 8:30 a.m. Eastern time. Speaking on the call will be Mark Smucker, President and Chief Executive Officer and Mark Belgya, Vice Chair and Chief Financial Officer. To access the webcast, please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to achieve synergies and cost savings related to the Ainsworth acquisition in the amounts and within the time frames currently anticipated; the ability to achieve cost savings related to cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to meet the Company's cash deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J. M. Smucker Company
Inspired by more than 120 years of business success and five generations of family leadership, The J. M. Smucker Company makes food that people and pets love. The Company’s portfolio of 40+ brands, which are found in 90 percent of U.S. homes and countless restaurants, include iconic products consumers have always loved such as Folgers®, Jif®, and Milk-Bone® plus new favorites like Café Bustelo®, Smucker’s® Uncrustables®, and Rachael Ray™ Nutrish®. Over the past two decades, the Company has grown rapidly by thoughtfully acquiring leading and emerging brands, while ensuring the business has a positive impact on its 7,000+ employees, the communities it is a part of, and the planet. For more information about The J. M. Smucker Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin'™ and Dunkin' Donuts® are trademarks of DD IP Holder LLC, and Rachael Ray™ is a trademark of Ray Marks II LLC.

The Dunkin'™ and Dunkin' Donuts® brands are licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to products for sale in Dunkin'™ restaurants.

Contacts:
The J. M. Smucker Company: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Ray Hancart, Director, Communications & Media Relations

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2019	2018	% Increase (Decrease)	2019	2018	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,957.8	$2,021.5	(3%)	$3,736.7	$3,924.0	(5%)
Cost of products sold	1,203.8	1,250.2	(4%)	2,283.1	2,474.5	(8%)
Gross Profit	754.0	771.3	(2%)	1,453.6	1,449.5	—
Gross margin	38.5%	38.2%		38.9%	36.9%

Selling, distribution, and administrative expenses	361.5	382.4	(5%)	742.0	765.7	(3%)
Amortization	58.8	59.7	(2%)	117.6	120.2	(2%)
Other special project costs	3.3	25.4	(87%)	6.6	33.1	(80%)
Other operating expense (income) – net	0.6	(26.7)	(102%)	—	(26.9)	(100%)
Operating Income	329.8	330.5	—	587.4	557.4	5%
Operating margin	16.8%	16.3%		15.7%	14.2%

Interest expense – net	(49.1)	(53.6)	(8%)	(98.5)	(107.2)	(8%)
Other income (expense) – net	(1.6)	(7.5)	(79%)	(3.1)	(7.7)	(60%)
Income Before Income Taxes	279.1	269.4	4%	485.8	442.5	10%
Income tax expense	67.9	80.9	(16%)	120.0	121.0	(1%)
Net Income	$211.2	$188.5	12%	$365.8	$321.5	14%

Net income per common share	$1.85	$1.66	11%	$3.21	$2.83	13%

Net income per common share – assuming dilution	$1.85	$1.66	11%	$3.21	$2.83	13%

Dividends declared per common share	$0.88	$0.85	4%	$1.76	$1.70	4%

Weighted-average shares outstanding	114.1	113.7	—	114.0	113.7	—

Weighted-average shares outstanding – assuming dilution	114.1	113.7	—	114.0	113.7	—

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	October 31, 2019	April 30, 2019
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$48.8	$101.3
Trade receivables, less allowance for doubtful accounts	522.4	503.8
Inventories	1,013.3	910.3
Other current assets	74.7	109.8
Total Current Assets	1,659.2	1,625.2

Property, Plant, and Equipment - Net	1,915.5	1,912.4

Other Noncurrent Assets:
Goodwill	6,313.6	6,310.9
Other intangible assets – net	6,602.7	6,718.8
Other noncurrent assets	300.0	144.0
Total Other Noncurrent Assets	13,216.3	13,173.7
Total Assets	$16,791.0	$16,711.3

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$521.8	$591.0
Current portion of long-term debt	799.5	798.5
Short-term borrowings	327.9	426.0
Other current liabilities	660.9	526.0
Total Current Liabilities	2,310.1	2,341.5

Noncurrent Liabilities
Long-term debt, less current portion	4,584.5	4,686.3
Other noncurrent liabilities	1,801.1	1,713.0
Total Noncurrent Liabilities	6,385.6	6,399.3

Total Shareholders’ Equity	8,095.3	7,970.5
Total Liabilities and Shareholders’ Equity	$16,791.0	$16,711.3

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
	(Dollars in millions)
Operating Activities
Net income	$211.2	$188.5	$365.8	$321.5
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	52.6	51.5	103.4	102.9
Amortization	58.8	59.7	117.6	120.2
Share-based compensation expense	7.5	5.9	13.7	10.5
Gain on divestiture	—	(26.6)	—	(26.6)
Other noncash adjustments – net	6.4	1.9	6.6	3.0
Changes in assets and liabilities, net of effect from acquisition and divestiture:
Trade receivables	(48.6)	(58.5)	(18.2)	(111.2)
Inventories	0.1	5.3	(102.0)	(60.4)
Other current assets	6.9	(4.2)	13.3	17.6
Accounts payable	19.7	14.4	(41.3)	15.2
Accrued liabilities	(37.9)	7.8	25.7	60.4
Income and other taxes	(54.4)	(40.4)	(32.6)	18.5
Other – net	1.7	(2.4)	(6.5)	(25.7)
Net Cash Provided by (Used for) Operating Activities	224.0	202.9	445.5	445.9

Investing Activities
Business acquired, net of cash acquired	—	2.0	—	(1,903.0)
Additions to property, plant, and equipment	(63.4)	(77.8)	(136.4)	(179.1)
Proceeds from divestiture	—	372.1	—	372.1
Other – net	11.3	16.3	32.2	(8.9)
Net Cash Provided by (Used for) Investing Activities	(52.1)	312.6	(104.2)	(1,718.9)

Financing Activities
Short-term borrowings (repayments) – net	27.1	(140.0)	(102.9)	246.0
Proceeds from long-term debt	—	—	—	1,500.0
Repayments of long-term debt	(100.0)	(300.0)	(100.0)	(300.0)
Quarterly dividends paid	(100.1)	(96.5)	(196.6)	(184.9)
Purchase of treasury shares	(0.6)	(0.3)	(3.5)	(5.0)
Proceeds from stock option exercises	—	—	7.0	—
Other – net	1.0	2.5	0.8	0.1
Net Cash Provided by (Used for) Financing Activities	(172.6)	(534.3)	(395.2)	1,256.2
Effect of exchange rate changes on cash	0.7	(2.0)	1.4	(4.6)
Net increase (decrease) in cash and cash equivalents	—	(20.8)	(52.5)	(21.4)
Cash and cash equivalents at beginning of period	48.8	192.0	101.3	192.6
Cash and Cash Equivalents at End of Period	$48.8	$171.2	$48.8	$171.2

The J. M. Smucker Company Unaudited Supplemental Schedule

	Three Months Ended October 31,				Six Months Ended October 31,
	2019	% of Net Sales	2018	% of Net Sales	2019	% of Net Sales	2018	% of Net Sales
	(Dollars in millions)
Net sales	$1,957.8		$2,021.5		$3,736.7		$3,924.0
Selling, distribution, and administrative expenses:
Marketing	123.2	6.3%	137.7	6.8%	256.1	6.9%	277.6	7.1%
Selling	62.5	3.2%	65.9	3.3%	131.0	3.5%	133.0	3.4%
Distribution	69.8	3.6%	65.7	3.3%	133.8	3.6%	131.7	3.4%
General and administrative	106.0	5.4%	113.1	5.6%	221.1	5.9%	223.4	5.7%
Total selling, distribution, and administrative expenses	$361.5	18.5%	$382.4	18.9%	$742.0	19.9%	$765.7	19.5%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$709.9	$728.1	$1,379.8	$1,399.3
U.S. Retail Coffee	543.4	544.9	1,009.1	1,034.4
U.S. Retail Consumer Foods	426.1	461.9	828.3	945.2
International and Away From Home	278.4	286.6	519.5	545.1
Total net sales	$1,957.8	$2,021.5	$3,736.7	$3,924.0

Segment profit:
U.S. Retail Pet Foods	$137.0	$123.9	$257.1	$224.3
U.S. Retail Coffee	182.5	174.3	311.4	322.1
U.S. Retail Consumer Foods	91.4	134.3	172.4	231.6
International and Away From Home	50.4	56.7	82.7	100.1
Total segment profit	$461.3	$489.2	$823.6	$878.1
Amortization	(58.8)	(59.7)	(117.6)	(120.2)
Interest expense – net	(49.1)	(53.6)	(98.5)	(107.2)
Unallocated derivative gains (losses)	0.9	(0.1)	29.9	(22.1)
Other special project costs	(3.3)	(25.4)	(6.6)	(33.1)
Corporate administrative expenses	(70.3)	(73.5)	(141.9)	(145.3)
Other income (expense) – net	(1.6)	(7.5)	(3.1)	(7.7)
Income before income taxes	$279.1	$269.4	$485.8	$442.5

Segment profit margin:
U.S. Retail Pet Foods	19.3%	17.0%	18.6%	16.0%
U.S. Retail Coffee	33.6%	32.0%	30.9%	31.1%
U.S. Retail Consumer Foods	21.5%	29.1%	20.8%	24.5%
International and Away From Home	18.1%	19.8%	15.9%	18.4%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition, divestiture, and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets, integration and restructuring costs (“special project costs”), and unallocated gains and losses on commodity and foreign currency exchange derivatives (“unallocated derivative gains and losses”), as well as the related tax impact of these exclusions. The special project costs relate to specific integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts. Additionally, income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes. While this adjusted effective income tax rate does not generally differ materially from our GAAP effective income tax rate, certain items can significantly impact our adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2020 outlook.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,				Six Months Ended October 31,
	2019	2018	Increase (Decrease)%		2019	2018	Increase (Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,957.8	$2,021.5	($63.7)	(3%)	$3,736.7	$3,924.0	($187.3)	(5%)
Ainsworth acquisition	—	—	—	—	(25.4)	—	(25.4)	(1%)
Baking divestiture	—	(32.8)	32.8	2%	—	(105.9)	105.9	3%
Net sales excluding acquisition and divestiture	1,957.8	1,988.7	(30.9)	(2%)	3,711.3	3,818.1	(106.8)	(3%)
Foreign currency exchange	1.8	—	1.8	—	3.6	—	3.6	—
Net sales excluding acquisition, divestiture, and foreign currency exchange	$1,959.6	$1,988.7	($29.1)	(1%)	$3,714.9	$3,818.1	($103.2)	(3%)

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$754.0	$771.3	$1,453.6	$1,449.5
Unallocated derivative losses (gains)	(0.9)	0.1	(29.9)	22.1
Adjusted gross profit	$753.1	$771.4	$1,423.7	$1,471.6
% of net sales	38.5%	38.2%	38.1%	37.5%

Operating income reconciliation:
Operating income	$329.8	$330.5	$587.4	$557.4
Amortization	58.8	59.7	117.6	120.2
Unallocated derivative losses (gains)	(0.9)	0.1	(29.9)	22.1
Other special project costs	3.3	25.4	6.6	33.1
Adjusted operating income	$391.0	$415.7	$681.7	$732.8
% of net sales	20.0%	20.6%	18.2%	18.7%

Net income reconciliation:
Net income	$211.2	$188.5	$365.8	$321.5
Income tax expense	67.9	80.9	120.0	121.0
Amortization	58.8	59.7	117.6	120.2
Unallocated derivative losses (gains)	(0.9)	0.1	(29.9)	22.1
Other special project costs	3.3	25.4	6.6	33.1
Adjusted income before income taxes	$340.3	$354.6	$580.1	$617.9
Income taxes, as adjusted	82.8	108.1	142.9	169.0
Adjusted income	257.5	$246.5	$437.2	$448.9

Weighted-average common shares outstanding	113.4	113.1	113.3	113.1
Weighted-average participating shares outstanding	0.7	0.6	0.7	0.6
Total weighted-average shares outstanding	114.1	113.7	114.0	113.7
Dilutive effect of stock options	—	—	—	—
Total weighted-average shares outstanding – assuming dilution	114.1	113.7	114.0	113.7

Adjusted earnings per share – assuming dilution	$2.26	$2.17	$3.84	$3.95

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
	(Dollars in millions)
EBITDA reconciliation:
Net income	$211.2	$188.5	$365.8	$321.5
Income tax expense	67.9	80.9	120.0	121.0
Interest expense – net	49.1	53.6	98.5	107.2
Depreciation	52.6	51.5	103.4	102.9
Amortization	58.8	59.7	117.6	120.2
EBITDA	$439.6	$434.2	$805.3	$772.8
% of net sales	22.5%	21.5%	21.6%	19.7%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$224.0	$202.9	$445.5	$445.9
Additions to property, plant, and equipment	(63.4)	(77.8)	(136.4)	(179.1)
Free cash flow	$160.6	$125.1	$309.1	$266.8
The following tables provide a reconciliation of the Company's fiscal 2020 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2020
	Low	High
Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$6.77	$6.97
Net cumulative unallocated (losses) gains (A)	(0.36)	(0.36)
Special project costs	0.13	0.13
Amortization	1.56	1.56
Adjusted earnings per share	$8.10	$8.30

(A) As unallocated derivative gains and losses vary each quarter based on market conditions and derivative positions taken, we do not project derivative gains or losses on a forward-looking basis. Therefore, the forward-looking net cumulative unallocated (losses) gains in the table above reflects the net unallocated (losses) gains recognized in GAAP results, but not yet allocated to our non-GAAP results as of October 31, 2019.

	Year Ending April 30, 2020
	Low	High
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,170	$1,150
Additions to property, plant, and equipment	(320)	(300)
Free cash flow	$850	$850